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                                                         Exhibit No. EX-99.11(a)

                 [STRADLEY RONON STEVENS & YOUNG LLP LETTERHEAD]

Kristin H. Ives

Partner

KIves@Stradley.com

215-564-8037

                                 March 17, 2003

     Gartmore Mutual Funds
     1200 River Road
     Conshohocken, PA 19428

          RE: Gartmore Mutual Funds (the "Trust") -- Registration Statement on
              Form N-14, to be filed under the Securities Act of 1933, as amended, on or about March 17, 2003 (the "Registration Statement")

     Ladies and Gentlemen:

          In connection with the filing of the Registration Statement, it is our opinion that, upon the effectiveness of the Registration Statement, the number of Class A, B and C shares of beneficial interest of the Gartmore Worldwide Leaders Fund and the Gartmore Long-Short Equity Plus Fund, two series of the Trust, to be issued pursuant to the terms of the Agreements and Plans of Reorganization among the Trust, The Montgomery Funds I and II, Gartmore Global Investments, Inc. and Commerzbank AG, each dated as of March 14, 2003 (the "Agreements"), when issued for the consideration described, and delivered as provided, in the applicable Agreement, will be legally issued, fully paid and nonassessable by the Trust.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,
                                             STRADLEY RONON STEVENS & YOUNG, LLP


                                             /s/ Kristin H. Ives
                                             -----------------------------------
                                             Kristin H. Ives, a Partner